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                                                                     EXHIBIT 8.1

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE

                                                                October 15, 1999

Re: Agreement and Plan of Merger Dated as of August 27, 1999, By and
   Among Viatel, Inc., Viatel Acquisition Corp. and Destia Communications,Inc.

Dear Sirs:

    We have acted as counsel for Destia Communications, Inc., a Delaware corporation ("Destia"), in connection with the proposed merger (the "Merger") of Viatel Acquisition Corp., a Delaware corporation (the "Parent Subsidiary") that is a direct wholly-owned subsidiary of Viatel Inc., a Delaware corporation ("Viatel") with and into Destia pursuant to an Agreement and Plan of Merger, by and among Destia, the Parent Subsidiary and Viatel, dated as of August 27, 1999 (the "Merger Agreement").

    In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus of Destia and Viatel, filed with the Securities and Exchange Commission (the "SEC") on October 15, 1999, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by Destia and Viatel, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

    Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) Destia, the Parent Subsidiary and Viatel will each be a party to such reorganization within the meaning of Section 368(b) of the Code. We also confirm that the material Federal income tax consequences of the Merger to Destia shareholders set forth in the Registration Statement, in the sixth paragraph under the heading "The Merger--Material Federal Income Tax Consequences of the Merger", represent our opinion, subject to the limitations set forth therein.

    Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.
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    We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the references to this opinion therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is being provided for the benefit of Destia so that Destia may comply with its obligations under the Federal securities laws. The filing of this opinion as an exhibit to the Registration Statement and the references to such opinion and our Firm therein are not intended to create liability under applicable state law to any person other than Destia, our client.

                                          Sincerely,

                                          /s/ Cravath, Swaine & Moore
                                              Cravath, Swaine & Moore
Destia Communications, Inc.
95 Route 17 South
Paramus, NJ 07652

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